Exhibit 10.1

STELLARONE CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

Granted <<GRANT DATE>>

This Performance-Based Restricted Stock Agreement (this “Agreement”) is entered into as of <<GRANT DATE>> pursuant to Article 8 of the StellarOne Corporation Stock Incentive Plan (the “Plan”) and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock (as defined in the Plan) to <<NAME>> (the “Employee”).

WHEREAS, StellarOne Corporation (the “Company”) maintains the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (the “Common Stock”) to such key employees of the Company and its Subsidiaries (as defined in the Plan) as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate;

WHEREAS, pursuant to the Plan, the Committee has awarded to the Employee a restricted stock award conditioned upon the execution by the Company and the Employee of this Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Employee and of the covenants contained herein, the parties hereby agree as follows:

1.
Award of Shares.  Under the terms of the Plan, the Committee has awarded to the Employee a restricted stock award as of <<GRANT DATE>> (“Award Date”), covering <<NUMBER>> shares of Common Stock (the “Award Shares”), subject to the terms, conditions and restrictions set forth in this Agreement.

2.	Period of Restriction.

(a)
Subject to accelerated vesting or forfeiture as hereinafter provided, the Employee’s interest in the Award Shares shall become transferable and non-forfeitable (“Vested” or “Vesting”) as of <<VESTING DATE>>  (the “Vesting Date” and the period from the Award Date through the Vesting Date being the “Period of Restriction”), provided he remains in employment with the Company and/or any of its Subsidiaries as of the Vesting Date, with Vesting in the Award Shares (rounded down to the next whole share if a fractional share would otherwise become Vested) being determined by the Company’s Peer Group percentile ranking determined under the <<YEAR>> Executive Employee Long Term Incentive Plan (which establishes a three year peer group average for the calendar years <<CALENDAR YEARS>> (the “Performance Period”) in the following four financial measures <<WEIGHTING>>:  operating revenue, efficiency ratio, percentage of non-accrual loans to total loans, and basic earnings per share after extraordinary events, all as determined by the Committee):

Ranking	Vesting Percentage

<<RANK>> Peer Group percentile	0%
<<RANK>> Peer Group percentile but <<RANK>>	50%
<<RANK>> Peer Group percentile but <<RANK>>	75%
<<RANK>> Peer Group percentile or <<RANK>>	100%

All determinations regarding Vesting in the Award Shares under this Section 2(a) shall be made and certified to in writing by the Committee during the first 2-1/2 months following the end of the Performance Period.

The balance of any Award Shares that are not considered Vested by or as of the last day of the Performance Period shall be forfeited.

(b)	Notwithstanding any other provision of this Agreement to the contrary other than the above provisions of this Section 2:

(i)
If the Employee’s employment with the Company and its Subsidiaries is terminated during the Period of Restriction due to his death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), no Award Shares shall be forfeited by reason of such cessation of employment, the Award shall remain in effect and a portion of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become Vested) shall become Vested at the end of the Performance Period based on the Company’s Peer Group percentile ranking for the Performance Period as provided in Section 2(a) above.  The portion is the fractional part of the Award Shares which would Vest based solely on the Company’s Peer Group percentile ranking for the Performance Period multiplied by a fraction, the numerator of which is the number of whole and partial years which has elapsed since the Award Date through the date of such termination of employment and the denominator of which is 3 (e.g., if such termination occurs on or after the second anniversary of the Award Date and before the third anniversary, the fraction is 3/3).

(ii)
If the Employee’s employment with the Company and its Subsidiaries is terminated during the Period of Restriction due to retirement with the consent of the Committee at or after age 60 with at least ten (10) years of continuous service with the Company and its Subsidiaries since last date of hire, no Award Shares shall be forfeited by reason of such cessation of employment, the Award shall remain in effect and a portion of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become Vested) shall become Vested at the end of the Performance Period based on the Company’s Peer Group percentile ranking for the Performance Period as provided in Section 2(a) above.  The portion is the fractional part of the Award Shares which would Vest based solely on the Company’s Peer Group percentile ranking for the Performance Period multiplied by a fraction, the numerator of which is the number of whole and partial years which has elapsed since the Award Date through the date of such termination of employment and the denominator of which is 3.

(iii)
If the Employee’s employment with the Company and its Subsidiaries is involuntarily terminated by the Company during the Period of Restriction, the Committee, may, in its sole discretion, waive the automatic forfeiture of any or all unvested Award Shares otherwise provided in Section 6 and provide for such Vesting as its deems appropriate subject to such new restrictions, if any, applicable to the Award Shares as it deems appropriate.

(iv)
If a “Change of Control” of the Company (as defined in the Plan) occurs during the Period of Restriction and the Employee has remained in employment with the Company and its Subsidiaries through the date such “Change of Control” occurs, any remaining unvested Award Shares shall be automatically Vested.

(c)
Notwithstanding any other provision of this Agreement to the contrary, no Award Share shall be sold until the expiration of six months from the Award Date other than in the case of the Employee’s death or disability as provided in Section 2(b)(i) above.

(d)
Except as contemplated in Section 2(a), 2(b) and/or 2(c), the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the Period of Restriction.

3.
Stock Certificates.  The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Employee in book entry or electronic form or in certificated form as determined by the Committee.  If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the Period of Restriction lapses.

Any Award Shares issued in book entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the StellarOne Corporation Stock Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated <<GRANT DATE>>.  A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of StellarOne Corporation.

4.	Voting Rights. During the Period of Restriction, the Employee may exercise full voting rights with respect to the Award Shares.

5.
Dividends and Other Distributions.  During the Period of Restriction, the Employee shall be entitled to receive currently all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions which are paid in shares of Common Stock).  If, during the Period of Restriction, any such dividends or distributions are paid in shares of Common Stock with respect to the Award Shares, such shares shall be registered in the name of the Employee and, if issued in certificate form, deposited with the Company as provided in Section 3, and such shares shall be subject to the same restrictions on transferability as the Award Shares with respect to which they were paid.

6.
Forfeiture on Termination of Employment.  Except as provided in Section 2(b), the balance of any Award Shares which are not considered Vested by or at the Employee’s termination of employment with the Company and its Subsidiaries shall be forfeited.

7.
Employment.  Nothing under the Plan or in this Agreement shall confer upon Employee any right to continue in the employ of the Company or its Subsidiaries or in any way affect the Company’s right to terminate Employee’s employment without prior notice at any time for any or no reason.

8.
Withholding Taxes.  The Company shall have the right to retain and withhold the amount of taxes (at the statutorily required rates) required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares.  At its discretion, the Committee may require the Employee to reimburse the Company for any such taxes required to be withheld by the Company and to withhold any distribution in whole or in part until the Company is so reimbursed.  The Employee or any successor in interest in authorized to deliver shares of Common Stock in satisfaction of such withholding obligations, or elect to have the Company retain and withhold shares of Common Stock having a market value on the date of delivery or withholding not less than the amount of such taxes and cancel any such shares so withheld in order to reimburse the Company for any such taxes.  In the event the Employee does not elect to have the Company retain and withhold shares of Common Stock as described in the preceding sentence, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Employee an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes.

9.
Administration.  The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement.  All such Committee determinations shall be final, conclusive and binding upon the Company and the Employee.

10.	Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

StellarOne Corporation
590 Peter Jefferson Parkway
Suite 250
Charlottesville, Virginia 22911
Attn: Human Resources

Any notice to the Employee required under or relating to this Agreement shall be in writing and addressed to the Employee at his address as it appears on the records of the Company.

11.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

12.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties.

13.	Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing signed by the parties.

14.
Severability.  The various provisions of this Agreement are severable in their entirety.  Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

[16.
Grants Satisfying Employment Agreement.  The Employee acknowledges and understands that this Agreement contain grants which in the aggregate satisfy the Company’s stock compensation commitment for <<YEAR>> contained in his employment agreement with the Company.]

17.
Clawback.  The Employee agrees that the grant of Award Shares is subject to clawback by the Company as required by applicable federal law and on such basis as the Board of Directors of the Company determines.

To evidence their agreement to these terms, conditions and restrictions, the Company and the Employee have signed this Agreement as of the date first above written.

STELLARONE CORPORATION

By: ____________________________________	Date: ___________________
Lisa H. Cannell
Chief Human Capital Officer

EMPLOYEE:

_______________________________________	Date: ___________________
<<NAME>>